Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TOUCHSTONE RESOURCES USA, INC.
       Touchstone Resources USA, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation is Touchstone Resources USA, Inc. The Corporation was duly incorporated in the State of Delaware on March 5, 2001.
     2. The Amended and Restated Certificate of Incorporation is hereby amended to delete ARTICLE FIRST in its entirety and replace it as follows:
          “FIRST: The name of this corporation is “ Cygnus Oil and Gas Corporation.”
     3. ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:
     “The total number of shares of stock, which this corporation shall have authority to issue, is THREE HUNDRED AND FIVE MILLION (305,000,000) with a par value of ($.001) per share. THREE HUNDRED MILLION (300,000,000) of those shares are Common Stock and FIVE MILLION (5,000,000) of those shares are Preferred Stock.”
     4. The Amended and Restated Certificate of Incorporation is hereby amended to add ARTICLE EIGHTH reading in its entirety as follows:
     “The number of directors constituting the Board of Directors shall be fixed from time to time as provided in the Amended and Restated By-Laws or amendments thereto.”
     5. The Amended and Restated Certificate of Incorporation is hereby amended to add ARTICLE TENTH reading in its entirety as follows:
     “The Corporation shall indemnify its officers and directors to the full extent permitted by law.”
     6. The Amended and Restated Certificate of Incorporation is hereby amended so that an additional ARTICLE ELEVENTH reads in its entirety as follows:
     “Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.”

     7. This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.
     8. These amendments to the Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation law.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on behalf of Touchstone Resources USA, Inc. on this 24th day of May, 2006.

By:	/s/ Jerry W. Walrath

Jerry W. Walrath,
Vice President, Land and Business Development and Secretary